Press Release:

GELSTAT APPOINTS LEO FURCHT, M.D., TO BOARD OF DIRECTORS
Tuesday October 19, 7:04 am ET

ACADEMICIAN, ENTREPRENEUR AND MEDICAL LEADER BRINGS ADDITIONAL BIOTECHNOLOGY AND PRODUCT DEVELOPMENT EXPERTISE TO BOARD

MINNEAPOLIS, Oct. 19 /PRNewswire-FirstCall/ -- GelStat Corporation (OTC Bulletin
Board: GSAC - News) today announced the appointment of Leo Furcht, M.D. to its board of directors. Dr. Furcht is a recognized academic and biotechnology leader, having been instrumental in the success of several pharmaceutical and medical device companies.

Dr. Furcht is a past founder of ASF, LLC. ASF developed and patented a natural product for the prescription treatment of mucositis, a serious side effects of cancer chemotherapy and radiation treatment, which was recently acquired by MGI Pharma, Inc. in a transaction valued at between $32 to over $60 million. Dr. Furcht also founded MCL, a stem cell research company that utilizes adult cells as an effective replacement for embryonic stem cells. MCL has now been acquired by Athersys, Inc., a development stage biotech company. Dr. Furcht co-founded South Bay Medical, a medical device company that was acquired by Mentor Corporation in 2001, and he co-founded Diascreen which was later acquired by Chronimed. Dr. Furcht was also a venture stage investor in Urologix and United HealthCare.

"I am very enthusiastic about the many opportunities in front of GelStat," said Furcht. "I believe my experience in licensing and commercialization of the prescription use of a natural product will be especially valuable, and I look forward to working with the GelStat management team to maximize shareholder value."

"We are very pleased that Dr. Furcht has accepted a position on our board. His experience in pharmaceutical development and biotechnology will be extremely valuable as the Company looks to fully exploit additional therapeutic opportunities in migraine and for other disease states," said Stephen Roberts, M.D., chairman and chief executive officer of GelStat.

Dr. Furcht is an active faculty member of the University of Minnesota, where he presently holds the endowed chair as the Allen-Pardee Professor of Cancer Research, is Head of the Department of Laboratory Medicine and Pathology and is Medical Director for the Medical Technology Program. He is also the recent past Director of the Institute of Medical Biotechnology, is the listed inventor of over 25 issued patents and has published over 130 scientific articles.

With the addition of Dr. Furcht, the GelStat board is now comprised of five members, three of whom are outsiders.

"This is an important milestone for GelStat," Dr. Roberts said. "It further prepares us for the listing of our shares on an exchange other than the OTC Bulletin Board."